Exhibit 99.2

Annual Shareholders’ Meeting – April 28, 2005

Slide 1:	TITLE SLIDE

We have a very interesting and informative message to share with you today. The following presentations will be filed with the United States Securities and Exchange Commission (“SEC”) on Form 8-K. It will be available on D&E’s website at www.decommunications.com or on the SEC website at www.sec.gov.

Slide 2:	DISCLOSURE SLIDE

This is our disclosure regarding forward looking statements.

Slide 3:	DISCLOSURE SLIDE (Regulation G)

In the presentation, we use the operating measure Adjusted EBITDA. Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) operating measure under Regulation G promulgated by the Securities and Exchange Commission.

Slide 4:	Meeting Agenda

Today’s agenda includes an overview of our Strategic Direction presented by our new CEO, Jim Morozzi. We will then introduce two of our new services, Managed Services to be presented by Eric Nohr from our Systems Integration group and Jazzd Phone Service for Broadband which will be explained by Larry Buehler from our Marketing organization. This will be followed by a Financial Report from our CFO Tom Morell. We will then take any questions you may have about our company.

Slide 5:	Introduction of James Morozzi

It’s now my pleasure to introduce Jim Morozzi to you. Jim was selected by the Board of Directors after a rigorous search of hundreds of qualified candidates. He came to us from Exelon Corporation which most of us remember as PECO Energy where he headed the Competitive Local Exchange Carrier Business. He built this division to over 1,000 business customers with PECO Telcove and in conjunction with AT&T built a wireless business of 400,000 subscribers. He has an Electrical Engineering degree and a Masters in Business Administration from Drexel University. Jim has been with us for just over a month and has had a chance to meet many of our employees. We are all very impressed with how quickly he has focused on the salient points necessary to set the strategic direction for our business. I now introduce to you our CEO James W Morozzi.

Slide 6:	TITLE SLIDE: James Morozzi

I’m very happy to be here with you today and very proud to be a part of D&E Communications. D&E is a company with a rich history and I’m looking forward to being a part of the next chapter.

Slide 7:	Shareholder Value Drivers

As your new CEO, my task is to manage the organization and deliver shareholder value. Shareholder value is created by providing you with a return on your investment and appreciation in the share price. Your total shareholder return is the combination of return and appreciation.

My focus is on managing the drivers of appreciation and return. Share appreciation comes as a result of doing the right things, executing and delivering operating results. At D&E we are focused on revenue growth as well as managing expenses to provide appropriate margins. There are several key initiatives that we’ll discuss today regarding broadband deployment, Voice over Internet Protocol (VoIP) and providing “On Net” services that are fundamental to our growth. These areas represent the future of our company. If we are successful in executing on broadband deployment, VoIP and on net services, we will grow revenue, manage expenses and thereby deliver positive operating results. Your management team and I believe that increasing operating results has a positive impact on share price appreciation.

Delivering improved operating results also provides operating cash. This cash flow is used to provide you with a return on your investment, in the form of dividends as well as to fund the capital expenditure program necessary to reinvest in the business. I’m pleased to announce that the Board of Directors this morning declared a dividend of 12.5 cents per share payable on June 15, 2005 to shareholders of record as of June 1, 2005. Management’s challenge is to appropriately balance the use of cash flow between return and reinvestment in the business in order to meet the customer’s needs for tomorrow and well beyond.

Another driver of share price is having an efficient and fluid market for our shares to trade. I would argue that today, D&E has fairly low visibility in the market place and as a result the liquidity of our shares is also relatively low. The management team and I are developing plans to proactively reach out to the investment community to raise awareness and tell the value of D&E. We have recently engaged an Investor Relations firm to help us define the plan and to execute it.

The combination of delivering operating results, generating cash and raising the visibility of our company in the marketplace leads to increased shareholder value.

Slide 8:	Maximizing Shareholder Value

We will maximize shareholder value by driving revenue and net income growth with an increased focus on Sales and Marketing efforts and cost containment. Specifically we are focused on:

•	Growth of broadband in the RLEC markets,

•	Preserving the incumbent RLEC access base,

•	Leveraging our network to grow outward from the RLEC,

•	Rollout of Managed Services in the Systems Integration business, (you’ll hear more about this exciting new service later in the presentation),

•	And lastly through bundling of our products, achieving higher revenues per customer.

We also look to use cash flow to expand market share in the Central PA region. We’ll use financial discipline in order to continue to pay down our debt and we will selectively pursue strategic acquisitions that fit into our overall business strategy.

Slide 9:	2004 Strategic Priorities

In 2004, our strategic priorities centered around three main areas: Profitability & Growth, Quality of Service, and Convergence of voice, video and data services.

Slide 10:	2004 Accomplishments

I’d like to briefly cover our 2004 accomplishments at a high level. Mr. Thomas Morell, our CFO, will present more detailed results later in the presentation.

With regard to profitability improvements, our Internet Services business segment turned Operating Income positive in 2004. We refinanced and amended our senior secured debt and realized approximately $2.7M of annual interest expense savings. Additionally, we also completed a billing system conversion with annual savings of $1.6 million.

Under Quality of Service, 97% of business customers surveyed rated our service as good or excellent. This is the reward of our employee campaign of “Delivering Excellence.” Delivering quality service is critically important in today’s environment where customers have many choices regarding communication services. We’ve added 161 route miles of fiber optic cable to get closer to our customers and improve the network. Out-of-Service time has been reduced by 20%. With regard to finance and governance, it’s important to understand that we completed the Sarbanes-Oxley 404 certification process and concluded our internal controls over financial reporting were effective.

Regarding Convergence of services, we added 3,749 DSL subscribers, thereby delivering a broadband connection to those homes and businesses. Winning broadband connections is very important for our business going forward. In Lewisburg, where we offer video services in addition to RLEC services, 64% of those subscribers have purchased our “triple play” bundle of voice, video and data.

Slide 11:	Developing Business Strategy

As we look to the future and set about developing our business strategy, we do that in the context of identifying and understanding the customers’ needs, looking at our organizational competencies, strengths and skills and also the expectations of you the shareholder.

My job as CEO and our job as management is to balance these three elements and create a disciplined strategy that will meet the various expectations and allow the company to prosper into the future. Our Business Strategy is to become a Leading Regional Broadband Integrated Communications Provider. The days of plain old telephone service are virtually gone. Data networking, Internet surfing, gaming and video downloading are here and will only continue to grow. Our network and our company can no longer be just a telephone company. We must evolve and get ahead of the curve in deploying the next generation network and services. We must have an integrated approach to providing voice, video and data services to our customers.

Slide 12:	Business Strategy

In support of our strategy to become a leading regional broadband integrated communications provider, we must own the broadband connection to the home. Having only the voice line is no longer enough. We must make the network improvements to own this broadband connection in order for us grow the broadband segment. We are deploying fiber deeper into the network and are even evaluating potential fiber to the home types of deployments.

The broadband connection that is available today, for the most part is approximately 10 Mbps. Customers will require even greater bandwidth for various IP applications. We envision the broadband connection reaching speeds of 30 Mbps.

Slide 13:	Business Strategy

We’ve learned that with broadband, speed matters to some customers while price matters to others. Our marketing professionals have developed products at various speeds and prices to meet the needs of our customers. We’ve recently launched a premium service at a higher price point with download speed of up to 5Mbps. This is the kind of service the gamers and video downloaders look for.

At the other end of the spectrum, we have an entry level broadband product with an attractive price point and down load speeds of 256Kbps. This particular product is very attractive to those considering converting from dial up to broadband. Our current promotion is $19.95/ mo for the first six months.

Slide 14:	Business Strategy

Today and even more so in the future there is a convergence of communications services and networks. The traditional “voice” network will have less and less of a place in the future. A converged Internet Protocol network is emerging as the technologically superior next generation network. To that end, we aim to be the single provider of high-speed data and voice to our customers. Integrating Voice over Internet Protocol (VoIP), virtual private networks, IP PBXs, and wireless security are things we must do well in order to effectively service our customers.

Our value proposition is our unique insight and knowledge of the local market place. We must continue to understand and even anticipate our customers’ networking and communications needs better than anyone else. Our value is in selling solutions. Our Systems Integration business provides exactly that type of customer solution. Later in the presentation, you’ll hear about a recently launched Managed Service offering by our Systems Integration business.

Slide 15:	Business Strategy

Another component of becoming a leading regional broadband integrated communications provider is to continue to increase our market share in the edge out markets. These are the markets also referred to as our CLEC markets.

Our focus is on profitable business customers in these markets. Our sales professionals are incented to target and win profitable business for D&E Communications. Potential CLEC customers value a high capacity broadband connection. This increases the overall quality of service as well as provides flexibility for the customer. Serving CLEC customers On-Net not only allows us to provide a quality service, but also provides us with significantly more attractive margins than providing service through the incumbents’ facilities.

We will leverage our brand and image and demonstrate how we “Deliver Excellence” to our customers. Being local and accountable gives us an opportunity that others may not have. As an example, we recently received very positive feedback from Millersville University on our service and the ease of doing business with D&E. Millersville selected us to provide their local exchange service and long distance services. They reported to me that the transition could not have gone any smoother. It’s very rewarding to receive this type of feedback and it’s our goal to serve all our customers in this manner.

Slide 16:	2005 Strategic Initiatives

Now I’d like to briefly talk about our specific 2005 Strategic Initiatives in support of becoming a leading regional broadband ICP.

Regarding Profitability, we are focused on serving more of our CLEC customers On-Net. To that end, we plan to install an additional 120 route miles of fiber optic cable this year.

In Systems Integration, we are managing this business with a keen eye on improvement. A new business leader has taken the helm with a disciplined sales focus. We have launched a Managed Services offering – which you’ll hear more about. And Systems Integration has recently been successful in signing Wawa to a new contract for technology support services.

Slide 17:	2005 Strategic Initiatives

As I’ve mentioned, delivering Quality Service is a must. To continually improve the quality of our service, we are implementing a “one call” approach in the Network Operations Center (NOC) to provide faster and more responsive action to customer issues.

We’re implementing a new trouble management system to more effectively handle reporting and repair of trouble orders. And we’re also implementing a new, state-of-the-art “cyber truck” that will allow our professionals to remotely assist with customers’ home and business computer problems without needing to roll a truck to the customer’s location.

Slide 18:	2005 Strategic Initiatives

Convergence…

The battle for the customer is to capture the broadband connection into the home. We are very focused on executing our strategy of delivering that converged network and winning the broadband connection to the home. In the first quarter of this year, we’ve been very successful in this approach. We have added 2,197 DSL subs as compared to 727 in the first quarter of 2004. This is a key priority for us.

We are very excited about the possibilities of Voice over Internet Protocol or VoIP. D&E has been working for some time to bring a VoIP product to our market place. I’m very pleased to announce that today we are launching Jazzd

Phone Service for Broadband. We are the first local ISP to provide a VoIP solution to Central PA. This is an example of the type of innovation we need to stay ahead of the curve. You’ll hear more details about our VoIP service later in the presentation.

And finally on the theme of convergence, we will continue to deploy the next generation network of bigger broadband even closer to the customer to have the ability to market and sell the triple play bundle of voice, video and data.

At this point, I’d like to introduce Eric Nohr, our director of Sales and Marketing for Systems Integration and invite him to share with you the exciting news regarding Managed Services.

Slide 19:	TITLE SLIDE: Managed Services, Eric Nohr, Director of Sales and Marketing, Systems Integration

Slide 20:	Introduction to Managed Services

(Eric Nohr) My name is Eric Nohr, and I would like to take a few minutes to introduce you to a suite of new services, as well as explain why we have chosen to pursue these offerings. During this presentation I will also discuss who the customers are that we believe will benefit the most from these new services.

Slide 21:	Systems Integration Goals

As Mr. Morozzi has stated, D&E is looking to grow the Systems Integration Business line. Our goals are to protect the current customer base, increase market share, assure the ongoing high-margin revenue streams, and to maximize operational efficiency.

Slide 22:	The Customer Landscape

Businesses need to change how they service customers. Most businesses require technology today, and it will become more so as phone systems become part of the network. This convergence will drive more applications to being business critical. If services are unavailable, customer satisfaction and business image are compromised. Many of you know that if you want information, and a website is slow or unavailable you will quickly click to a new site, or a different business.

Slide 23:	Why Outsource IT Services?

The role of Information Technology is changing in today’s business landscape. Internal IT should focus on the strategic use of technology to drive increased revenues or services for the organization. Internal IT should focus on higher-level issues, not the resource intensive repetitive tasks. Managed Services clears these mundane tasks off the IT department’s plate. Or, in the case of small businesses, it means the business owner does not need to be an IT expert.

Slide 24:	What is Managed Services?

Customers must:

Leverage technology to a strategic advantage

Leverage technology to drive revenue

See an ROI before deployment of new technology

Slide 25:	D&E as a Managed Service Provider

D&E has unique capabilities that can be leveraged to differentiate our offerings and add value to our managed services.

Slide 26:	Delivering Managed Services to Our Customers

Systems integration is a lifecycle, not a single event. Managed Services completes the lifecycle by adding the management and monitoring portions to our offerings.

Slide 27:	Managed Services Aligns with D&E’s Key Business Objectives

Managed Services can be a catalyst to the primary business objectives D&E is targeting.

Slide 28:	Product Offering

Today we offer a Basic external monitoring solution, a more advanced internal monitoring solution, and Symantec’s security solutions that bring a global view of Security with a local support to our customer base. As we grow and develop our offerings, you will see many of the services we provide today through our SI group moved to an automated delivery using the Managed Services model. Government Mandate Compliance will encompass compliance with GLBA, SOX, HIPAA, SB1385 and other laws that are being discussed in Congress right now.

Slide 29:	Specific Target Markets

D&E will offer these services to all our customers and prospects, but the targets we will drive towards first are our current SSC Customers who will be able to augment the great support they get from SI right now with the improved response time provided by 24X7 monitoring. Access Sales will be able to offer this with every line they sell.

Firewall and IDS customers can improve the value of the products they purchase by utilizing the Symantec Services. Educational facilities tend to be understaffed and over mandated; helping them to respond faster and more accurately will improve the value they bring to their students. Financial institutions are mandated to utilize products and services like these. Attaching these services to VoIP installations will provide a higher level of services to our customers and allow us to limit the number of unnecessary service calls due to problems caused by other providers. This offering can also be expanded as a warranty on all SI products offering a higher level of service and customer satisfaction.

Now we’ll hear from Larry Buehler about another new service offered by D&E...

Slide 30:	TITLE SLIDE

(Larry Buehler) Thank You, Eric. Good morning. My name is Larry Buehler and I am the VoIP and Broadband Product Manager for D&E Communications.

I am here today to announce the exciting launch of D&E Communication’s newest phone service…Jazzd Phone Service for Broadband! Jazzd Phone Service for Broadband is the phone service of the future delivered today!

Slide 31:	Why Jazzd Phone Service for Broadband?

Why Jazzd Phone Service for Broadband? Broadband growth has continued within D&E’s RLEC territory year after year. Consumers on a national scale have been driving demand for VoIP solutions. We need to continue to find new revenue streams outside the RLEC and help grow the CLEC business. And finally, IP-based services are the future and Jazzd Phone Service for Broadband is our first step.

Slide 32:	DSL Growth

As you can see, D&E continues to show growth in Broadband DSL subscribers year after year and this is one of the reasons for us to develop and launch Jazzd Phone Service that leverages the consumers’ broadband investment.

Slide 33:	National VoIP Consumer Forecast

Consumers are driving the demand for VoIP solutions and according to Jupiter Research’s August 2004 report on Broadband Telephony; they suggest that by 2009 over 12 million U.S. households will use a VoIP service to make and receive calls. Jazzd Phone Service for Broadband is here to help meet that demand of consumers in Central Pennsylvania today!

Slide 34:	How does Jazzd Phone Service for Broadband Work?

How does Jazzd Phone Service for Broadband work?

Jazzd Phone Service uses a technology called Voice over Internet Protocol (VoIP) that converts voice into data packets that are sent over a Broadband or High-speed Internet connection (DSL or Cable modem) to our equipment to complete the call. The Jazzd Phone customers can surf the Internet, download files, email, and Instant Message while still being able to talk on the phone at the same time!

All you need is a Broadband or High-speed Internet connection from ANY Internet Service Provider (DSL or Cable), a Jazzd Phone Adapter (supplied to the customer), and a regular phone.

The brain behind Jazzd Phone Service for Broadband is the Jazzd Phone Adapter, which is used to connect your computer or network and regular phone to your DSL or Cable modem. When you call someone on your Jazzd Phone service, the Jazzd Phone Adapter converts your voice into packets of data that are routed using the power of the Internet to connect to D&E’s equipment to complete the call. Now that’s leveraging your DSL or Cable Modem connection for something you can really use!

Slide 35:	What is Jazzd Phone Service for Broadband?

What is Jazzd Phone Service for Broadband? Jazzd Phone Service is the phone service of the future delivered today!

Jazzd Phone Service for Broadband combines the power of a regular phone with a customer’s Broadband or High-speed Internet connection. Residential customers that sign up for Jazzd Phone Service get unlimited local and domestic long distance each month, powerful phone features like Caller ID Deluxe, Call Waiting, 900 blocking, Voicemail, 911/E911 service, and Telemarketer Blocking service. All for $29.99 per month with no surcharges and billed on a credit card!

That’s not all; residential customers get to manage Jazzd Phone Service for Broadband through an advanced service called “My Assistant.” My Assistant is a portal that the customer can continue to go to, once logged in they can turn on /turn off phone features, manage their account, and view their bill.

There is one more thing that is exciting about Jazzd Phone Service for Broadband. Through “My Assistant”, you can activate a Unified Messaging feature that allows you to be notified of a new voicemail message via an email that you control. The cool thing about this email notification is that a copy of the message in a .wav format is attached so that you can listen to it over and over again, forward the email with the .wav message attachment to someone else, or delete it. Because it is a copy of the original voicemail message, you will not lose the original message and can retrieve it the same way you always have via the phone. That’s very cool!

A demonstration of Jazzd Phone Service for Broadband is available for you in the lobby today along with handouts so that you can learn more and sign up!

Slide 36:	Jazzd Phone Service for Broadband Competitive Advantage

Now that you know what Jazzd Phone Service for Broadband is, what is its competitive advantage? Better yet, how are we going to compete?

D&E Communications is well known for its quality of service and local support and Jazzd Phone Service for Broadband is going to continue that tradition. Our experience on the corporate side with 911/E911 service helps ensure that customers have access to emergency services when they need it. This is a key issue for consumers and D&E is ahead of the game and will continue to work with the 911 centers to deliver the best service possible.

The Jazzd Brand is well known in central PA through its Internet products and services like DSL, Dial up, and Web hosting solutions. Through community programs like the WGAL Star of the week and other events, the Jazzd Brand is strong and will increase with this launch of Jazzd Phone Service for Broadband.

Jazzd Phone is coming to market with cool and innovative features that customers come to expect from D&E like the telemarketing blocking service to stop unwanted telemarketers from bothering you. This feature can also be managed via the phone and through “My Assistant” for even more customer control.

Slide 37:	Jazzd Phone Service for Broadband Marketing Strategy

What is the Strategy to market Jazzd Phone Service?

We will utilize Direct Marketing efforts to residential consumers first, then business customers with a Broadband Internet connection and leveraging the Jazzd Brand in the CLEC markets in Central PA to help educate customers on what Jazzd Phone Service for Broadband can do for them and how it can provide the solution they have been looking for.

Radio, online advertising, and referral programs will be used to get the message out about Jazzd Phone. Online advertising is something new for us and we are excited to use this method to reach new customers.

Slide 38:	www.jazzdphone.com

This is our website that will be used to sell and educate customers on Jazzd Phone Service for Broadband. Feel free to write this down and go online today and sign up. Again, I will be in the lobby with a demonstration of Jazzd Phone Service and also have handouts to help answer any questions you have.

A lot of people have worked VERY hard to get to the launch of Jazzd Phone Service for Broadband and I cannot thank them enough. Thank you for your time and remember the Jazzd Phone Service for Broadband is the Phone Service of the future delivered today.

Now I’ll turn it over to Tom Morell, CFO of D&E Communications.

Slide 39:	TITLE SLIDE: Financial Report, Thomas Morell, CFO

Slide 40:	Consolidated Financial Report

(Thomas Morell) As Larry mentioned, my name is Thomas Morell and I am the Chief Financial Officer of D&E Communications. Our first financial chart shows D&E Communications, Inc. consolidated operating revenues, adjusted EBITDA, operating income and net income/loss for the fiscal years ended 2002, 2003, and 2004. You should note that the data for the year 2002 includes the results of Conestoga Enterprises, Inc. from May 24, 2002, the date of the merger with D&E Communications, Inc. I will concentrate on the financial results for 2004 as they compare to the results in 2003, not only on this slide, but on the financial slides for each of the company’s business segments.

You will also note that we have presented adjusted EBITDA on this slide and throughout the financial report presentation. It is consistent with how we evaluate performance of our business segments and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. D&E calculates adjusted EBITDA by adding depreciation and amortization to operating income. As we disclosed on one of the first slides of the presentation, adjusted EBITDA is a non-GAAP measure under Regulation G of the United States Securities and Exchange Commission (SEC). In compliance with this regulation, we have provided in this presentation a slide that reconciles adjusted EBITDA to net income for each period that it has been used.

Consolidated operating revenues increased by 1.8%, primarily due to growth in DSL revenues and in the increased subscribers in our CLEC segment. These revenue increases were offset by a decline in our RLEC segment revenues due primarily to reductions in the revenues from certain wireless carriers for using the RLEC network.

Reduction in adjusted EBITDA and operating income resulted from employee medical benefit expenses, which increased approximately $900,000 from the previous year, costs to comply with Sarbanes-Oxley regulation, which also increased by approximately $900,000 from 2003, and the aforementioned reductions in revenues received from certain wireless carriers.

Each of these items also contributed to the decline in net income. Net income was also impacted to a major extent by the $5.3 million loss related to the refinancing of our senior secured debt in March 2004 and the subsequent amendment negotiated in November 2004 to reduce the pricing on the Term Loan B of the credit facility.

Slide 41:	RLEC Segment Financial Chart

Our next slide shows operating revenues, adjusted EBITDA and operating income/loss for the incumbent rural local exchange carrier segment. Note that segment information does not include net income because we do not allocate income taxes among the segments.

Operating revenues decreased approximately 2.1% in 2004 from revenues in 2003, mostly as a result of the decreases in compensation received for wireless minutes of use. Also impacting the revenue decline was the loss of lines that we experienced in 2004, either from customers disconnecting second lines or moving to alternate services including wireless or our own DSL services. We did experience some increases in revenues in this segment due to growth in dedicated data circuits and leased facilities, and this is consistent with the company’s broadband strategy and the changes in the industry that you have heard Jim speak about. These increases were not, however, enough to completely offset the reductions that we have mentioned.

Adjusted EBITDA and operating income/loss experienced declines in 2004 not only due to the revenue declines that we talked about but also due to the increased costs that we discussed, most notably the employee medical costs and the Sarbanes-Oxley compliance costs, a majority of which would have been charged to the RLEC segment.

Slide 42:	RLEC Access Lines

This slide shows that we have experienced a decline in lines in our RLEC segment in the past two years. The decline was approximately 2.2 % in 2004, although the number of business lines actually experienced a slight increase. Line loss in the RLEC segment has a significant impact on our financial performance, and it is an issue for not only our RLECs, but for most of the RLECs and ILECs in the telecommunications industry. As we noted, some of these lines migrate to our DSL service, others however will switch to broadband services like cable modems, some will use wireless services or broadband phone services that Larry Buehler discussed just a few minutes ago, and some will just disconnect a second line without replacing it.

Slide 43:	CLEC Segment Financial Chart

This RLEC line trend leads us to discuss our CLEC operations. For the past 6 or 7 years, D&E has been implementing a strategy of expanding beyond its traditional RLEC franchised territories to serve customers in adjacent edge-out markets. You also heard Jim mention how our current strategy involves increasing the margins obtained from these revenues by serving more of these lines on our own facilities.

Operating revenues, adjusted EBITDA and operating income have increased in 2004 from 2003, mainly due to the increased numbers of lines that we serve and similar to the RLEC, increased revenues from dedicated data circuits and leased facilities. This again shows the increase in demand for broadband services and reinforces our broadband strategy that you heard Jim describe.

We were able to record increases in this business segment, despite seeing long distance revenues decline by approximately 6.5%. This strategy of edging out beyond our franchised territories that we initiated subsequent to the passage of the Telecommunications Act of 1996 has started to generate positive adjusted EBITDA.

Slide 44:	CLEC Access Lines

In Slide 44, you can see the opposite trend in number of lines served in our CLEC territories from what we just saw a moment ago in the RLEC segment. This growth amounts to approximately 9.5 % in 2004 from the number of lines that we served on December 31, 2003.

Slide 45:	Access Line Growth

Slide 45 shows the RLEC and CLEC lines combined and hopefully helps to clarify the strategy that has been in place for several years; that is, serve customers in areas just beyond our franchised territories, do so in a disciplined manner by leveraging the core assets that the company currently owns so that as the industry and our company experience increased competition as a result of the Telecommunications Act of 1996 and as a result of newer and expanded technologies and services that wireless, cable, and IP broadband providers have launched, we are still able to grow this company.

Slide 46:	CLEC Access Lines

And as Jim mentioned, we want to grow it profitably. So as he talked to you about making the CLEC more profitable by increasing the number of customers we serve entirely on our facilities, Slide 46 shows you a breakdown of how we currently are serving our customers. “On-network” customers are served entirely by D&E facilities and resale and UNE-P are not served by any D&E facilities. “On-Switch” customers are served by a combination of D&E facilities and those from other companies. When Jim talks about increasing the profitability of the CLEC customers, he is talking about driving more customers to the On Network slice of the pie.

Slide 47:	Internet Services Segment Financial Chart

The Internet Services segment showed modest growth in both adjusted EBITDA and operating income, mainly due to an increase in the number of DSL subscribers that Larry has already discussed. The increase in DSL subscribers was slightly offset by a decline in dial up subscribers, a trend that you have heard throughout this presentation as customers’ needs migrate to faster speeds.

Slide 48:	Data Growth

This slide shows the trend to greater speeds within D&E’s own customer base. Notice the overall growth in demand for data services, and it is also noteworthy that approximately 13% of the decline in dial up subscribers is due to those customers switching to DSL and faster speeds.

Slide 49:	Systems Integration Segment Financial Chart

This slide shows the results of the Systems Integration segment of the business and shows another difficult financial year in 2004, with results mainly flat in comparison to 2003. This area of the business installs and maintains voice and data networks and is a large part of the convergence strategy that D&E is implementing. A significant portion of the revenues in this segment are equipment sales, which produce minimum profit margins after product costs and other direct expenses are incurred. As Jim mentioned, we have made some management changes to improve the performance of this segment, and Eric has introduced our new product offering to you this morning, one more effort at driving better financial results.

Slide 50:	Selected Uses of Cash

This slide shows our use of cash over the past two years. The years 2003 and 2004 show a fairly consistent picture with slight declines in interest payments, mainly due to the refinancings, and slight increase in the capital program in our continuing effort to enhance our network’s ability to deliver those broadband services. In 2004 you will also note the large purchase of treasury stock that the company made of approximately $13.3 million.

Slide 51:	Reconciliation of Adjusted EBITDA to Net Income/Loss

This slide reconciles Adjusted EBITDA to net income which, as we mentioned earlier, is required by Regulation G of the SEC. You will note that each reconciling item is a line item on D&E’s Consolidated Statement of Operations.

Slide 52:	Questions

Slide 53:	“Delivering Excellence” Awards

(Recognition of three employees who have received the company’s “Delivering Excellence” awards for outstanding service in 2004.)

Conclusion